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                                  May 1, 2001


Board of Directors
Digital Recorders, Inc.
4018 Patriot Drive
Durham, NC 27713

Dear Gentlemen:

        This letter agreement (this "Agreement") will confirm the understanding and agreement between Investec Ernst & Company ("Investec Ernst") and Digital Recorders, Inc. (the "Company") as follows:

        1. The Company hereby engages Investec Ernst to deliver a fairness opinion in connection with the Company's contemplated acquisition of Mobitec Holding AB (the "Transaction").

        2. Investec Ernst hereby accepts the engagement described in paragraph
           1 and, in that connection, agrees to render an opinion (the "Opinion") to the Board of Directors with respect to the fairness or inadequacy, from a financial point of view, to the Company's stockholders of the consideration to be paid pursuant to the Transaction. The Opinion shall be in such a form as Investec Ernst shall determine, including statements therein that Investec Ernst has relied upon the information furnished to it by the Company and the Board of Directors and has assumed the accuracy and completeness of all information used by it without assuming any responsibility for independent verification of such information. In any event, the Opinion shall be limited to the fairness or inadequacy, from a financial point of view, of the aggregate consideration to be offered pursuant to the Transaction and shall not address the Board of Director's or the Company's underlying business decision as to whether to accept the Transaction.

        3. The Company and the Board of Directors shall make available to Investec Ernst all information concerning the business, assets, operations, financial condition and prospects of the Company which Investec Ernst reasonably requests in connection with the performance of its obligations hereunder. All such information provided by or on behalf of the Company shall contain no untrue statement of material fact and shall not omit to state any material fact required or necessary to make the statements therein, in light of the circumstances under which they were made or under which such information will be used, not misleading. All such information provided by the Company or the Board of Directors shall, to the best knowledge of the Company and its Board of Directors after due inquiry, contain no untrue statement of material fact and shall not omit to state any material fact required or necessary to make the statements therein, in light of the circumstances under which they were made or under which such information will be


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           used, not misleading. Investec Ernst may assume and rely upon the accuracy and completeness of all such information without independent verification.

        4. As compensation for the services rendered by Investec Ernst hereunder, the Company shall pay Investec Ernst as follows:

           (a) Upon delivery of the Opinion by Investec Ernst to the Board of Directors, a fee of $120,000, payable in cash in three installments consisting of $50,000 upon delivery of the Opinion by the Company and two subsequent equal installments each of $37,500 due thirty days and sixty days from the date of the acceptance of the Opinion by the Company.

           (b) If Investec Ernst provides any additional financial advisory or investment banking services to the Company or the Board of Directors which are not set forth in paragraph 2, then the Company shall pay to Investec Ernst additional fees to be mutually agreed upon based on Investec Ernst's customary fees for the services rendered.

        5. The Company shall:

           (a) indemnify Investec Ernst and hold it harmless against any and all losses, claims, damages or liabilities to which Investec Ernst may become subject arising in any manner out of or in connection with the rendering of services by Investec Ernst hereunder (including any services rendered prior to the date hereof) or the rendering of additional services by Investec Ernst as requested by the Board of Directors that are related to the services rendered hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted from the gross negligence or willful misconduct of Investec Ernst; and

           (b) reimburse Investec Ernst promptly for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, or otherwise relating to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Investec Ernst hereunder or the rendering of additional services by Investec Ernst as requested by the Board of Directors that are related to the services rendered hereunder (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph 5(a) above, Investec Ernst will remit to the Company any amounts reimbursed under this subparagraph 5(b).

     The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph 5 shall apply if either the Company or Investec Ernst is a formal party to any


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such lawsuits, investigations, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee or consultant of Investec Ernst (each, with Investec Ernst, an "Indemnified Person"). The Company further agrees that, without Investec Ernst's prior written consent, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this Agreement (i) if Investec Ernst or any other Indemnified Person is an actual or, in the reasonable judgment of the Company, potential, party to such lawsuit, claim or proceeding, unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons, or (ii) if Investec Ernst or any other Indemnified Person is not an actual or, in the reasonable judgment of the Company, potential party to such lawsuit, claim or proceeding, unless the Company uses commercially reasonable efforts to ensure that such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

     The Company further agrees that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement; provided that the Company may reasonably object to the Indemnified Persons' choice of counsel if, in the reasonable opinion of counsel to the Company, such counsel is insufficiently qualified or inexperienced in such matters.

        6. The Company and Investec Ernst agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph 5 is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of Investec Ernst, then, whether or not Investec Ernst is the Indemnified Person, the Company and Investec Ernst shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company and the Board of Directors on the one hand, and Investec Ernst on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company and the Board of Directors on the one hand, and Investec Ernst on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by Investec Ernst pursuant to this paragraph exceed the amount of the fees actually received by Investec Ernst hereunder.

        7. Except as contemplated by the terms hereof or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, Investec Ernst shall keep confidential all material non-public information provided to it by the


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

           Company or the Board of Directors, and shall not disclose such information to any third party, other than such of its employees and advisors as Investec Ernst determines to have a need to know.

        8. Except as required by applicable law, any advice (including, without limitation, the Opinion) to be provided by Investec Ernst under this Agreement shall not be disclosed publicly or made available to third parties without the prior approval of Investec Ernst, and accordingly such advice shall not be relied upon by any person or entity other than the Board of Directors. Notwithstanding the foregoing, Investec Ernst approves of a description and inclusion of the Opinion in documents required to be filed with the Securities and Exchange Commission and distributed to the Company's stockholders in connection with the Transaction and to references to Investec Ernst in such documents, provided that any such description and references are approved in advance by Investec Ernst, which approval shall not be unreasonably withheld.

        9. The Company agrees that Investec Ernst has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Board of Directors hereunder, provided that Investec Ernst will submit a copy of any such advertisements to the Board of Directors for its approval, which approval shall not be unreasonably withheld.

       10. Subject to the provisions of paragraphs 4 through 9 and paragraphs 11 through 14, which shall survive any termination or expiration of this Agreement (including by operation of the preceding sentence), either party may terminate Investec Ernst's engagement hereunder at any time by giving the other party at least 10 days' prior written notice.

       11. The Board of Directors and Investec Ernst each represent that there is no other person or entity that is entitled to a finder's fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with it.

       12. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Investec Ernst hereunder. The parties acknowledge that Investec Ernst is not acting as an agent of the Company or the Board of Directors or in a fiduciary capacity with respect to the Company or the Board of Directors and that Investec Ernst is not assuming any duties or obligations other than those expressly set forth in this Agreement. Each of the Company and the Board of Directors further agree that neither Investec Ernst nor any of its controlling persons, affiliates, directors, officers, employees or consultants shall have any liability to the Company or the Board of Directors or any person asserting claims on behalf of or in right of the Company or the Board of Directors for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services to be rendered by Investec Ernst hereunder, unless it is finally judicially


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           determined that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of Investec Ernst.

       13. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

       14. This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Investec Ernst hereunder is expressly and irrevocably waived.

        If the foregoing correctly sets forth the understanding and agreement between Investec Ernst, the Company and the Board of Directors, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.


                                        INVESTEC ERNST & COMPANY



                                        By:__________________________

AGREED:

DIGITAL RECORDERS, INC.



By:__________________________
   Name:
   Title:

BOARD OF DIRECTORS OF DIGITAL RECORDERS, INC.



By:__________________________
   Name:
   Title:



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